Securities and Exchange Commission
November 17, 1995
Page 4



          [LETTERHEAD OF WISE CARTER CHILD & CARAWAY]







                       November 17, 1995




                                                    (601) 968-5563



                                                      EXHIBIT F-1


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

     With respect to the application-declaration on Form U-1 (File No. 70-8719) ("Application-Declaration"), filed by Mississippi Power & Light Company ("Company") with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935, as amended, ("Act") contemplating, among other things, (a) the issuance and sale by the Company in a combined aggregate principal amount not to exceed $535,000,000 of
(i) one or more series of its general and refunding mortgage bonds ("Bonds") under its Mortgage and Deed of Trust, dated February 1, 1988 ("Mortgage"), as amended and supplemented, including one or more supplemental indentures thereto under which the Bonds are to be issued, and/or (ii) one or more series of its debentures ("Debentures") under either a debenture indenture or a subordinated debenture indenture; (b) the issuance and sale by the Company (i) through one or more special purpose subsidiaries of the Company, of one or more series of preferred securities of such subsidiary having a stated liquidation preference ("Entity Interests"), where the issuance shall involve the issuance of one or more series of the Company's junior subordinated debentures ("Entity Subordinated Debentures") under an entity subordinated debenture indenture to such special purpose subsidiaries, each series of such Entity Subordinated Debentures to be in an amount not to exceed the amount of the respective series of Entity Interests plus an equity contribution by the Company (the Entity Subordinated Debentures issued to evidence such Entity Interests and such equity contribution not to be included in the aggregate amount of $535,000,000 included in (a) above), and where the payment of distributions and amounts due upon liquidation of such entity or redemption of the Entity Interests may be guaranteed by the Company and/or (ii) of one or more new series of the Company's preferred stock, cumulative, $100 par value ("Preferred Stock") (such Entity Interests and Preferred Stock to be issued in a combined aggregate stated amount not to exceed $75,000,000);
(c) the entering into arrangements for the issuance and sale of tax-exempt revenue bonds ("Tax-Exempt Bonds") in an aggregate principal amount not to exceed $35,000,000, including the possible issuance and pledge of one or more series of the Company's general and refunding mortgage bonds ("Collateral Bonds") in an aggregate principal amount not to exceed $38,500,000 as security for the Tax-Exempt Bonds, such principal amount of Collateral Bonds not to be included in the amount of Bonds set forth in subsection (a)(i) above; and/or (d) the proposed acquisition by the Company of all or a portion of certain series of outstanding tax-exempt bonds issued for the Company's benefit ("Outstanding Securities"), all as more fully described in said Application-Declaration, we advise as follows:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Mississippi.

     2. All action necessary to make valid the participation by the Company in the said proposed transactions will have been taken when:

                    (a)  the Application-Declaration shall have
               been granted and permitted to become effective in accordance with the applicable provisions of the Act;

                    (b) appropriate final action shall have been taken by the Board of Directors and/or an authorized officer of the Company with respect to the proposed transactions;

                    (c)  the supplemental indentures, debenture
               indenture, subordinated debenture indenture, entity subordinated debenture indenture, facilities agreement and each of the other agreements referred to in the Application-Declaration related to the proposed transactions described therein shall have been duly executed and delivered by each of the proposed parties thereto; and

                    (d)  the Bonds, Debentures, Preferred Stock,
               Entity Subordinated Debentures and/or Tax-Exempt Bonds (including, if applicable, Collateral Bonds) shall have been appropriately issued and delivered for the consideration contemplated.

     3. When the foregoing steps shall have been taken and in the event the proposed transactions are otherwise consummated (i) in accordance with the Application-Declaration and the related order or orders of the Commission, (ii) within the limits specified in the Company's Mortgage, as supplemented and as proposed to be further supplemented, and the Company's Restated Articles of Incorporation, as amended and as proposed to be further amended, and (iii) in accordance with the appropriate resolutions of the Board of Directors and certificates of the authorized officer(s) of the Company:

                    (a)  all state laws which relate or are
               applicable to the participation by the Company in the proposed transactions (other than the so-called "blue-sky" laws, or similar laws, upon which we do not pass herein) will have been complied with;

                    (b)  the Bonds, Debentures, Entity
               Subordinated Debentures and/or Collateral Bonds will be valid and binding obligations of the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, or other similar laws affecting enforcement of mortgagees' and other creditors' rights;

                    (c)  the Preferred Stock will be validly
               issued, fully paid and non-assessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Company's Restated Articles of Incorporation, as amended and as proposed to be further amended;

                    (d)  the Company will have legally acquired
               any Outstanding Securities being acquired; and

                    (e)  the consummation of the proposed
               transactions by the Company will not violate the legal rights of the holders of any securities issued by the Company.

     We are members of the Mississippi Bar and do not hold ourselves out as experts on the laws of any other state. In giving this opinion, we have relied, as to all matters governed by the laws of the State of New York, upon an opinion of even date herewith addressed to you by Reid & Priest LLP, counsel to the Company, which is to be filed as an exhibit to the Application-Declaration.

     We hereby consent to the use of this opinion as an exhibit to the Application-Declaration.

                              Very truly yours,

                              WISE CARTER CHILD & CARAWAY
                              Professional Association



                              BY:  /s/ Betty Toon Collins
                                 Betty Toon Collins